Exhibit T3A.17

Certificate of Incorporation I hereby certify that FREYJA AVIATION THREE IRELAND LIMITED is this day incorporated under the Companies Act 2014, and that the company is a Private Company Limited by Shares. . Given under my hand at Dublin, this Thlll'sday, the 31st day of March, 2016 for Registrar of Companies